================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ----------------------

                           SCHEDULE 14A INFORMATION
   PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement               [_] Confidential, For Use of the
[X] Definitive Proxy Statement                    Commission Only (as permitted
[ ] Definitive Additional Materials               by Rule 14a-6(e)(2)
[ ] Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                               VISIO CORPORATION
    -----------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


    -----------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

                           CALCULATION OF FILING FEE

---------------------------------------------------------------------------------------------------------------------
                                                     PER UNIT PRICE OR OTHER
                                                       UNDERLYING VALUE OF
TITLE OF EACH CLASS OF      AGGREGATE NUMBER OF        TRANSACTION COMPUTED      PROPOSED MAXIMUM
 SECURITIES TO WHICH        SECURITIES TO WHICH        PURSUANT TO EXCHANGE     AGGREGATE VALUE OF
 TRANSACTION APPLIES:       TRANSACTION APPLIES:          ACT RULE 0-11:           TRANSACTION:       TOTAL FEE PAID:
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or schedule and the date of its filing.

Amount Previously Paid:______________    Filing Party:__________________________

Form, Schedule or
Registration Statement no.:__________    Date Filed:____________________________

================================================================================

                                                                 [LOGO OF VISIO]

January 9, 1998

Dear Shareholder:

On behalf of Visio Corporation, I cordially invite you to attend our Annual Meeting of Shareholders to be held on Wednesday, February 25, 1998, at 10:00 a.m., at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington.

This year you are asked to (1) elect seven directors to the Company's Board, (2) vote on a proposal to approve an amendment to the Visio Corporation 1995 Long-term Incentive Compensation Plan, as amended and restated, to increase by 3,000,000 the number of shares of common stock which may be issued thereunder, and (3) ratify the appointment of Ernst & Young LLP as the Company's independent public auditors for fiscal year 1998. Additional details regarding these issues are provided in the attached Notice of Annual Meeting and Proxy Statement.

As the Company's Chairman, I urge you to vote "For" all three proposals.  In
particular, I would like to draw your attention to Proposal (2).   Stock options
are an important component of compensation for every employee at the Company and we would like to continue to offer this benefit to our employees. We believe equity compensation contributes to high levels of performance and recognizes contributions to the Company's success.

It is important that your shares be represented, whether or not you plan to attend the meeting. Therefore, please complete, sign, date, and promptly return the enclosed proxy in the enclosed postage-paid envelope. This will not limit your right to attend the annual meeting and vote in person, but will assist us in our preparations for the meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your support of the Company. We look forward to seeing you at the meeting.

                                       Sincerely,

                                       /s/ Jeremy Jaech

                                       Jeremy Jaech
                                       President, Chief Executive Officer and
                                       Chairman of the Board

                               VISIO CORPORATION
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               FEBRUARY 25, 1998


To The Shareholders of Visio Corporation:

  NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Visio Corporation, a Washington corporation (the "Company"), will be held at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington, on Wednesday, February 25, 1998, at 10:00 a.m., local time, for the following purposes:

     1. To elect seven directors of the Company to serve for the ensuing year until the Company's 1999 annual meeting of shareholders and until their successors are elected and qualified.

     2. To approve an amendment to the Company's 1995 Long-Term Incentive Compensation Plan, as amended and restated, to increase by 3,000,000 the number of shares of common stock which may be issued thereunder.

     3. To ratify the appointment of Ernst & Young LLP as the Company's independent public auditors for the fiscal year ending September 30, 1998.

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only shareholders of record at the close of business on December 26, 1997 are entitled to notice of, and to vote at, this meeting or any adjournment or postponement thereof.



                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Wm. Kenneth McGraw

                                        Wm. Kenneth McGraw
                                        Corporate Counsel and Secretary


Seattle, Washington
January 9, 1998



                                   IMPORTANT

All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, we urge you to complete, sign, date and return the enclosed proxy as promptly as possible to ensure your representation at the meeting. PROMPTLY COMPLETING, SIGNING, DATING AND RETURNING THE PROXY WILL SAVE THE COMPANY THE EXPENSES AND EXTRA WORK OF ADDITIONAL SOLICITATION. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Sending in your proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                               VISIO CORPORATION
                                520 PIKE STREET
                           SEATTLE, WASHINGTON  98101

                       PROXY STATEMENT FOR ANNUAL MEETING
                                OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 25, 1998

  This Proxy Statement, which was first mailed to shareholders on January 9, 1998, is furnished in connection with the solicitation of proxies by the Board of Directors of Visio Corporation (the "Company") to be voted at the annual meeting of the shareholders of the Company, which will be held at 10:00 a.m. on Wednesday, February 25, 1998, at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders.

  The principal executive offices of the Company are at 520 Pike Street, Suite 1800, Seattle, Washington 98101, and its telephone number at that location is
(206) 521-4500.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE AND SHARES OUTSTANDING

  Shareholders of record at the close of business on December 26, 1997, are entitled to notice of and to vote at the annual meeting. On December 26, 1997, there were 28,453,193 shares of common stock outstanding, held of record by 120 shareholders. All share numbers in this Proxy Statement reflect a two-for-one split effective August 8, 1997.

VOTING TABULATION

  Voting; Quorum: Every shareholder voting for the election of directors is entitled to one vote for each share of common stock held. Shareholders do not have the right to cumulate their votes in the election of directors. On all other matters, each share is likewise entitled to one vote on each proposal or item that comes before the annual meeting. The Company's Bylaws provide that a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business.

  Vote Required: Under the Washington Business Corporation Act, the election of the Company's Directors requires a plurality of the votes represented in person or by proxy at the meeting, and the other proposals described in the accompanying Notice to Shareholders, including the approval of the amendment to the 1995 Long-Term Incentive Compensation Plan, as amended and restated, require that the votes in favor exceed the votes against the proposal. Votes cast by proxy or in person at the meeting will be tabulated by ChaseMellon Shareholder Services.

  Effect of an Abstention and Broker Nonvotes: A shareholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees for director or other proposals. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients' proxies in their own discretion except as to Proposal 2, relating to the amendment to the 1995 Long-Term Incentive Compensation Plan.

SOLICITATION OF PROXIES

  The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. The cost of solicitation of proxies is to be borne by the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Also, ChaseMellon Shareholder Services may solicit proxies at an approximate cost of $4,500 plus reasonable expenses. Such solicitations may be made personally or by mail, facsimile, telephone, telegraph, or messenger. The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for reasonable out-of-pocket and clerical expenses of forwarding solicitation materials to their principals. All the costs of solicitation of proxies will be paid by the Company.

REVOCABILITY OF PROXIES

  Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby, by delivering a signed statement to the Secretary of the Company at or prior to the annual meeting or by executing another proxy dated as of a later date.

PROPOSALS OF SHAREHOLDERS

  Proposals of shareholders intended to be presented at the 1999 annual meeting of shareholders must be received by the Company no later than September 11, 1998, to be included in the Company's Proxy Statement and form of proxy related to that meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

  Seven directors are to be elected at the annual meeting, to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. It is intended that the accompanying proxy will be voted in favor of the following persons to serve as directors unless the shareholder indicates to the contrary on the proxy. Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board of Directors to fill any such vacancy.

NOMINEES

  Jeremy A. Jaech, age 43, is a founder of the Company and has been its President, Chief Executive Officer and Chairman of the Board since 1990. Before founding the Company, Mr. Jaech co-founded Aldus Corporation ("Aldus"), a software development company that was acquired by Adobe Systems Inc., where he was the technical leader for the original development of PageMaker from April 1984 to July 1985. Mr. Jaech managed Aldus' product development as Vice President of Engineering from July 1985 to March 1989. Mr. Jaech is also a director of Global Village Communications, Inc.

  Theodore C. Johnson, age 41, is a founder of the Company and has been its Executive Vice President since September 1996, its Chief Technology Officer since April 1997, and a Director since September 1990. From September 1990 to September 1996, he served as the Company's Vice President, Product Development. Mr. Johnson also served as the Company's Treasurer from September 1990 to August 1995 and as the Company's Secretary from September 1990 to September 1996. From May 1985 to September 1990, Mr. Johnson was employed at Aldus in various development roles.

  Tom A. Alberg, age 57, has been a Director of the Company since June 1995. Since January 1996, Mr. Alberg has been a principal of Madrona Investment Group LLC, a private merchant banking firm. Mr. Alberg was the President, Chief Operating Officer and a Director of LIN Broadcasting Corporation, a cellular telephone company, from April 1991 to October 1995, and the Executive Vice President of AT&T Wireless Services, formerly McCaw Cellular Communications, Inc., from July 1990 to October 1995. Prior to July 1990, Mr. Alberg was Chairman of the Executive Committee and a partner in the law firm of Perkins Coie, Seattle, Washington. Mr. Alberg is also a director of Active Voice Corporation, Amazon.com, Inc., Emeritus Corporation and MOSAIX, Inc.

  Tom Byers, Ph.D., age 44, has been a Director of the Company since May 1995. Since July 1995, Dr. Byers has been an associate professor at Stanford University and director of the Stanford Technology Ventures Program. Also at Stanford University, Dr. Byers is the academic director of two professional education programs for high technology executives. From January 1994 to June 1995, Dr. Byers was a lecturer in technology entrepreneurship and marketing at both the University of California, Berkeley and Stanford University. Dr. Byers was the co-founder of Slate Corporation, a software development company, its President from February 1990 to May 1993 and a consultant from June 1993 to December 1993.

  John R. Johnston, age 45, has been a Director of the Company since June 1991. Since September 1988, Mr. Johnston has been a general partner of various Technology Venture Investors entities, which are private venture capital limited partnerships. Such partnerships include TVI Management 4, LP and Technology Venture Investors 4. Mr. Johnston is also a director of Insignia Solutions, Inc. Since August 1995, Mr. Johnston has been a general partner of August Capital, a private venture capital limited partnership. Mr. Johnston was initially elected to the Board of Directors pursuant to the provisions of a stock purchase agreement.

  Douglas J. Mackenzie, age 38, has been a Director of the Company since March 1992. Mr. Mackenzie has served with certain venture capital partnerships organized under the Kleiner Perkins Caufield & Byers name since June 1989, most recently as a general partner of Kleiner Perkins Caufield & Byers VIII, LP. Mr. Mackenzie is also a director of Preview Travel, Inc. Mr. Mackenzie was initially elected to the Board of Directors pursuant to the provisions of a stock purchase agreement.

  Scott Oki, age 49, has been a Director of the Company since February 1992. Mr. Oki retired from Microsoft in 1992, where he was head of its International Operations from March 1982 to September 1986 and Senior Vice President of Sales, Marketing and Services from September 1986 until his retirement. Mr. Oki has been the Chairman and Chief Executive Officer of Oki Developments, Inc. since 1992 and is the Chief Volunteer of The Oki Foundation, a nonprofit organization. Mr. Oki is a past President of the Board of Regents of the University of Washington.

BOARD RECOMMENDATION

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
                                THESE NOMINEES.


INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

  The Company's Board of Directors has an Audit Committee and a Compensation Committee. There is no standing nominating committee. Messrs. Alberg, Johnston and Oki serve on the Audit Committee, which meets with financial management, the internal auditors, and the Company's independent public auditors to review internal accounting controls and accounting, auditing, and financial reporting
matters.   Messrs. Byers, Johnston and Mackenzie serve on the Compensation
Committee, which reviews the compensation of the Chief Executive Officer and other officers of the Company, reviews executive bonus plan allocations, and grants stock options to officers and employees of the Company under the Company's long-term incentive compensation plan.

  The Audit Committee met four times during fiscal year 1997. The Compensation Committee met eight times. The entire Board of Directors met seven times. Each director attended 75% or more of the aggregate number of Board meetings and committee meetings.

  None of the Directors received any cash compensation during fiscal year 1997 for serving on the Board or on any committees of the Board, except for reimbursement of reasonable expenses incurred in attending meetings. Messrs. Alberg, Byers, Johnston, Mackenzie and Oki each received an option to purchase 9,000 shares of the Company's Common Stock pursuant to the terms of the Company's 1995 Stock Option Plan for Nonemployee Directors.

                            ADDITIONAL INFORMATION

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS, AND MANAGEMENT

  Except as noted, the following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of November 28, 1997 by
(a) each person known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock; (b) the Chief Executive Officer of the Company and each of the four other most highly compensated executive officers of the Company (the "Named Executive Officers"); (c) each director of the Company; and (d) all directors and executive officers of the Company as a group.

                                                           AMOUNT AND NATURE OF         PERCENT OF COMMON
                                                         BENEFICIAL OWNERSHIP (1)       STOCK OUTSTANDING
                                                         ------------------------       -----------------
PRINCIPAL SHAREHOLDERS
Pilgrim Baxter & Associates (2)......................            2,172,000                      7.7%
Nicholas-Applegate Capital Management (3)............            1,989,300                      7.0%

DIRECTORS
Tom A. Alberg (4)....................................               42,875                        *
Tom Byers (5)........................................               46,875                        *
Jeremy A. Jaech (6)(7)...............................            2,043,814                      7.2%
Theodore C. Johnson (7)(8)...........................            1,882,750                      6.7%
John R. Johnston (9).................................              220,729                        *
Doug J. Mackenzie (10)...............................               78,690                        *
Scott Oki (11).......................................              260,134                        *

OFFICERS
Timothy J. Buckley (12)..............................              218,484                        *
Gary E. Gigot (13)...................................              882,749                      3.1%
Steve M. Gordon......................................                    0                        *
All Directors and Executive Officers
as a group (14 persons)..............................            6,217,126                     22.0%

----------------------
 *   Less than 1.0%
(1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to the table. As to any shares issuable upon exercise of outstanding options identified in the footnotes to the table, those shares exercisable on November 28, 1997 or within sixty days thereafter are included.
(2) The business address for Pilgrim Baxter & Associates is: 1255 Drummers Lane, Suite 300, Wayne, Pennsylvania 19087.
(3) As of September 30, 1997. The business address for Nicholas-Applegate Capital Management is: 600 West Broadway, 29th Floor, San Diego, California 92101.
(4)  Includes 40,875 shares issuable pursuant to stock options.
(5)  Includes 46, 875 shares issuable pursuant to stock options.
(6) Includes an aggregate of 120,000 shares over which Mr. Jaech has voting control with respect to the Ryan Philip Johnson Trust of 1995 (60,000 shares) and the Matthew Tyler Johnson Trust of 1995 (60,000 shares), trusts created for the benefit of Mr. Johnson's children. Mr. Johnson has not retained any control over the trusts. Mr. Johnson's father, Vernon D. Johnson, as trustee, has investment power with respect to such shares.
     Does not include an aggregate of 370,000 shares held by three trusts established for the benefit of Mr. Jaech's children and other relatives. Mr. Jaech is neither a trustee nor a beneficiary of these trusts and disclaims any beneficial ownership of the Common Stock held directly.
(7) The business address for Messrs. Jaech and Johnson is: Visio Corporation, 520 Pike Street, Suite 1800, Seattle, Washington 98101.
(8) Includes an aggregate of 370,000 shares over which Mr. Johnson has voting control with respect to the Christopher Leo Jaech Trust of 1993 (180,000 shares), the Elisabeth Anna Jaech Trust of 1991 (180,000 shares) and the Jeremy and Linda Jaech Educational Trust (10,000 shares), trusts created for the benefit of Mr. Jaech's children and other relatives. Mr. Jaech has not retained any control over the trusts. Seattle-First National Bank, NA, as trustee, has investment power with respect to such shares. Also includes 60,000 shares held by Mr. Johnson's spouse. Does not include an aggregate of 120,000 shares held by two trusts established for the benefit of Mr. Johnson's children. Mr. Johnson is neither a trustee nor a beneficiary of these trusts and disclaims any beneficial ownership of the Common Stock held directly.
(9)  Includes 20,250 shares issuable pursuant to stock options.
(10) Includes 14,250 shares issuable pursuant to stock options.
(11) Includes 80,250 shares issuable pursuant to stock options.
(12) Includes 13,124 shares issuable pursuant to stock options.
(13) Includes 84,375 shares issuable pursuant to warrants exercisable on November 28, 1997 or within 60 days thereafter and 28,125 shares subject to repurchase by the Company, which number declines over time.

MANAGEMENT

  Executive officers are elected by the Board of Directors and serve at the discretion of the Board. Set forth below is information regarding executive officers of the Company who are not Directors of the Company.

  Steve M. Gordon, age 38, joined the Company in February 1997 as Chief Financial Officer, and Vice President, Finance and Operations, and in October 1997 was elected Senior Vice President, Finance and Operations. Mr. Gordon also served as Treasurer of the Company from February 1997 to July 1997 and has been Assistant Secretary since February 1997. From April 1989 until February 1997, Mr. Gordon was employed by Data I/O Corporation, a software and hardware tools manufacturer for semiconductor use, where he served as Corporate Controller from April 1989 to May 1992, Vice President, Finance from May 1992 to October 1993 and Chief Financial Officer and Vice President, Finance and Administration from October 1993 to February 1997.

  Timothy J. Buckley, age 46, joined the Company in November 1993 as Vice President, Sales, in September 1996 became Vice President, Worldwide Sales and in October 1997 was elected Senior Vice President, Worldwide Sales. From February 1992 to November 1993, Mr. Buckley was Vice President, Sales at Approach Software, a software development company that was acquired by Lotus Development Corporation. From January 1987 to January 1992, Mr. Buckley was Director of Sales of Aldus.

  Gary E. Gigot, age 47, joined the Company in February 1994 as Vice President, Marketing, in September 1996 became Vice President, Worldwide Products and in October 1997 was elected Senior Vice President, Worldwide Products. Mr. Gigot was employed at Microsoft from July 1990 to February 1994, where he was in Advanced Consumer Technology from July 1993 to February 1994, served as Vice President, Marketing from January 1991 to July 1993 and served as Director, US Marketing from July 1990 to January 1991.

  Kevin Brown, age 40, joined the Company in August 1993 as Managing Director, European Sales and Marketing, in August 1993 became Managing Director, Asia Pacific and Latin America Sales and Marketing and in October 1997 was elected Vice President and Managing Director, Asia/Pacific and Latin America. From January 1991 to July 1993, Mr. Brown was the Director, Strategic Sales at Corporate Software Incorporated, a worldwide reseller of personal computer software and services to large enterprises.

  John Forbes, age 39, joined the Company in May 1994 as Director of Product Marketing, in January 1997 became General Manager, Technical Products and in October 1997 was elected Vice President and General Manager, Visio Technical Products. From November 1993 to May 1994, Mr. Forbes was the President of Workgroup Software, a software consulting firm, and from November 1991 to November 1993 was the Senior Manager, Technical Marketing of Autodesk, Inc., a software development company.

  Jim Horsburgh, age 45, joined the Company in July 1994 as Managing Director for Northern Europe, in July 1995 became Managing Director for Europe (Sales and Marketing) and in October 1997 was elected Vice President and Managing Director, European Sales and Marketing. From January 1990 to June 1994, Mr. Horsburgh was Managing Director at Central Point Software International, a software development company that was acquired by Symantec Corp.

  Peter Mullen, age 41, joined the Company in January 1991 to become the lead developer for the Visio software product, in September 1996 became General Manager, Business Products and in October 1997 was elected Vice President and General Manager, Visio Business Products. From March 1987 to December 1989, Mr. Mullen was employed by Aldus, where he was a software developer working on PageMaker 3.0 and Persuasion 1.0 and 2.0 for the Apple Macintosh. In January 1990, Mr. Mullen founded Elseware Corporation, a software development company providing add-on software for Aldus products. Mr. Mullen holds a master's degree in geophysics from the University of Washington.

Executive Compensation

  The following table discloses compensation received by the Named Executive Officers for the fiscal years ended October 3, 1997, September 27, 1996, and September 29, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                         ANNUAL                      COMPENSATION
                                                      COMPENSATION                      AWARDS
                                                 ----------------------------        ------------
                                                                                       SECURITIES
                                                                                       UNDERLYING             ALL OTHER
    NAME AND PRINCIPAL POSITION        YEAR      SALARY($)        BONUS($)(1)         OPTIONS (#)        COMPENSATION($)(2)
    ---------------------------        ----      ---------        -----------         -----------        ------------------
Jeremy A. Jaech.....................   1997      $130,000           $90,000                   0                $ 5,377
  President and Chief Executive        1996       126,667            97,500                   0                  4,682
    Officer                            1995       115,417                 0                   0                  5,364

Theodore C. Johnson.................   1997       150,250            90,000                   0                  5,256
  Executive Vice President and         1996       126,667            58,500                   0                  5,079
    Chief Technology Officer           1995       115,417                 0                   0                  4,340

Timothy J. Buckley..................   1997       143,333            54,000              30,000                  5,552
  Senior Vice President,               1996       126,667            48,750              30,000                  5,217
    Worldwide Sales                    1995       120,000            39,500                   0                 12,162

Gary E. Gigot.......................   1997       143,333            45,000                   0                  5,588
  Senior Vice President,               1996       126,667            48,750                   0                  5,308
    Worldwide Products                 1995       120,000            37,500                   0                 12,048

Steve M. Gordon (3).................   1997        96,410            25,276             260,000                  3,018
  Chief Financial Officer and          1996             0                 0                   0                      0
    Senior Vice President,             1995             0                 0                   0                      0
    Finance and Operations

(1) Amounts in 1997 and 1996 were awarded under the Company's Management Incentive Bonus Plan. Amount in 1995 represent bonuses awarded to Messrs. Buckley and Gigot for meeting marketing and sales milestones.
(2) Amounts in 1997 represent matching contributions under the Company's 401(k) savings plan in the amount of $4,723, $4,602, $4,394, $4,430 and $2,892 for
     Messrs. Jaech, Johnson, Buckley, Gigot and Gordon, respectively, and life insurance premiums paid by the Company for the benefit of Messrs. Jaech, Johnson, Buckley, Gigot and Gordon in the amount of $654, $654, $1,158, $1,158 and $126, respectively. Amounts in 1996 represent matching contributions under the Company's 401(k) savings plan in the amount of $3,831, $4,515, $4,564 and $4,581 for Messrs. Jaech, Johnson, Buckley and Gigot, respectively, and life insurance premiums paid by the Company for the benefit of Messrs. Jaech, Johnson, Buckley and Gigot in the amount of $851, $564, $653 and $727, respectively. Amounts in 1995 represent matching contributions under the Company's 401(k) savings plan in the amount of $3,386, $3,355, $4,677 and $4,215 for Messrs. Jaech, Johnson, Buckley and Gigot, respectively, life insurance premiums paid by the Company for the benefit of Messrs. Jaech, Johnson, Buckley and Gigot in the amount of $1,978, $985, $313 and $534, respectively, and $7,172 paid to Mr.
     Buckley as reimbursement for moving and relocation expenses.   With respect
     to Mr. Gigot, this amount also includes $7,299 of imputed interest with respect to an interest-free loan to Mr. Gigot from the Company, which loan has been repaid in full.
(3)  Mr. Gordon joined the Company on February 24, 1997.

STOCK OPTIONS

  The following table sets forth certain information on option grants in fiscal year 1997 to the Named Executive Officers. In addition, in accordance with the Securities and Exchange Commission ("SEC") rules, the hypothetical gains or "option spreads" that would exist for the respective options are shown. The gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The actual value, if any, a Named Executive Officer may realize will depend on the spread between the market price and the exercise price on the date the option is exercised. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon the future performance of the Company and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE VALUE AT
                                                                                                 ASSUMED ANNUAL RATES OF
                                                                                                 STOCK PRICE APPRECIATION
                                                    INDIVIDUAL GRANTS                                FOR OPTION TERM
                                              -----------------------------                   -----------------------------
                            NUMBER OF          % OF TOTAL
                            SECURITIES           OPTIONS
                            UNDERLYING         GRANTED TO        EXERCISE
                           OPTIONS/SARS       EMPLOYEES IN         PRICE       EXPIRATION
        NAME                GRANTED (#)        FISCAL YEAR     ($/SHARE)(1)       DATE          5% ($)         10% ($)
        ----               ------------       ------------     ------------    ----------     ----------      ----------
Jeremy A. Jaech.......               0              0                 0
Theodore C. Johnson...               0              0                 0
Timothy J. Buckley....          30,000(2)          1.77            $19.84        3/10/07      $  374,390      $  948,777
Gary E. Gigot.........               0              0                 0
Steve M. Gordon.......         260,000(3)         15.30            $20.88        2/26/07      $3,413,326      $8,650,037

(1) The exercise price is equal to the average of the high and low trades as reported on the Nasdaq National Market on the date of grant. The exercise price may be paid in cash, by delivery of already-owned shares subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.
(2) The options were granted March 10, 1997. One-quarter of the options vest on the first anniversary of the grant date and the remainder vest in equal three-month increments thereafter over the succeeding three years. The options expire 10 years from the date of grant, subject to certain exceptions.
(3) The options were granted February 26, 1997. One-quarter of the options vest on the first anniversary of the grant date and the remainder vest in equal three-month increments thereafter over the succeeding three years. The options expire 10 years from the date of grant, subject to certain exceptions.

STOCK OPTION EXERCISES AND HOLDINGS

  The following table provides information on option exercises in fiscal 1997, including the aggregate value of gains on the date of exercise, by the Named Executive Officers. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of fiscal-year end. Also reported are the values for the "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Company's Common Stock.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                              # OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED IN-
                                  SHARES                      UNEXERCISED OPTION/SARS AT        THE-MONEY OPTIONS/SARS AT
                                ACQUIRED ON      VALUE          FISCAL YEAR END (#)(1)            FISCAL YEAR END ($)(1)
                                 EXERCISE       Realized     -----------------------------    ------------------------------
        NAME                        (#)           ($)        EXERCISABLE    UN-EXERCISABLE    EXERCISABLE     UN-EXERCISABLE
        ----                    -----------    ----------    -----------    --------------    -----------     --------------
Jeremy A. Jaech...............          0      $        0              0                0       $        0       $        0
Theodore C. Johnson...........          0      $        0              0                0       $        0       $        0
Timothy J. Buckley............          0      $        0         11,249           48,751       $  290,365       $1,081,196
Gary E. Gigot.................    112,500      $1,987,313         56,250           56,250       $2,048,344       $2,048,344
Steve M. Gordon...............          0      $        0              0          260,000       $        0       $4,907,500

(1) For the fiscal year ended October 3, 1997. The closing market price on that date for the Company's Common Stock was $39.75 per share.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Compensation Philosophy

  The Compensation Committee of the Board of Directors (the "Committee") consists of three non-employee directors. The Committee acts on behalf of the Board to establish the general compensation policies and programs for the Company's executive officers, including the determination of salaries, the establishment of bonus programs and the granting of stock options. When creating policies and programs, the Committee's goals are to (i) ensure that each executive officer has clear goals and accountability with regard to corporate performance; (ii) establish pay opportunities that are competitive based on prevailing practices for the industry, the stage of growth and the markets in which the Company operates; (iii) independently assess operating results on a regular basis in light of expected Company performance; and (iv) align pay incentives with the long-term interests of the Company's shareholders.

  The Committee believes that the compensation of the Chief Executive Officer and the Company's other executive officers should be based to a substantial extent on the Company's performance. Consistent with this philosophy, a designated portion of the compensation of each executive officer is contingent upon corporate performance and is adjusted, where appropriate, based on actual performance measured against performance objectives. Each executive officer's performance for the past fiscal year and objectives for the current year are reviewed, together with the executive officer's responsibility level and the Company's fiscal performance versus objectives and potential performance targets for the current year. When establishing salaries, bonus levels and stock option awards for executive officers, the Committee considers (i) the Company's financial performance during the past year and recent quarters; (ii) the individual's performance during the past year and recent quarters; and (iii) the salaries of executive officers in similar positions of companies of comparable size and other companies within the computer software industry. With respect to executive officers other than the Chief Executive Officer, the Committee takes into consideration the recommendations of the Chief Executive Officer. The method for determining compensation varies from case to case based on a discretionary and subjective determination of what is appropriate at the time.

  The Company's Human Resources department obtains executive compensation data from salary surveys that reflect a peer group of other high technology companies, including high technology companies of different sizes, and provides this data to the Committee for its consideration in connection with the determination of levels of compensation and stock option awards. To the extent it deems appropriate, the Committee also considers general economic conditions within the area and within the industry. The companies in the sample from which this data was derived include some but not all of the companies in the industry comparison group in the performance graph found in "Company Stock Price Performance," since this group includes additional companies that the Company competes with for people and talent, in addition to industry-product competitors.

Components of Compensation

  The key elements of the Company's executive compensation program are base salary, short-term (annual) incentive compensation and long-term incentive compensation. These elements are addressed separately.

  The Committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, the Committee considers all elements of an executive officer's total compensation package, including insurance and other benefits.

  Base Salaries. Base salaries are targeted at levels slightly below the median for the peer group of companies and are adjusted by the Committee to recognize various levels of responsibility, individual performance and internal equity issues, as well as external pay practices. The Committee reviews each executive's base salary annually.

  Overall, executive salaries were increased in fiscal year 1997 at rates comparable to the increases provided in the peer group of high technology companies, and the salaries are near median levels for that peer group.

  Short-Term Incentives. The Management Incentive Bonus Plan promotes the Company's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses to achieve corporate and individual performance goals.

  Each year, the Committee establishes specific corporate and individual performance goals relating to each executive's bonus opportunity. For fiscal year 1997, performance was based on the Company's revenue and pre-bonus operating income and on a subjective evaluation of individual performance.

  Fiscal year 1997 target bonus awards for each of the executives were set slightly above market levels, but required above-average performance from each of the executives to be achievable. For the Company's executive officers, the targets ranged from 17% to 30% of base salaries. The actual percentage to be paid was subject to adjustment above or below the target, based on the Company's performance. The Company's performance in fiscal year 1997 exceeded the performance levels as specified in the Management Incentive Bonus Plan, and bonuses were paid to the Named Executive Officers as shown in the Summary Compensation Table. The payouts ranged from 26% to 60% of the base salaries for each of such executive officers, other than the Chief Executive Officer.

  Long-Term Incentives. In keeping with the Company's philosophy of providing a total compensation package that includes at-risk components of pay, long-term incentives consisting of stock option grants comprise a component of an executive's total compensation package. These incentives are designed to motivate and reward executives for maximizing shareholder value and encourage the long-term employment of key employees.

  When granting stock options, the Committee considers executives' levels of responsibility, prior experience, individual performance criteria, previous stock option grants and compensation practices at the peer group of companies used to evaluate total compensation. The size of stock option grants is based primarily on current industry practice and on individual factors. As a result, the number of shares underlying stock option awards varies.

  Because all of the above grants were made at option prices equal to the fair market value of the Common Stock on the dates of grant, the stock options have value only if the stock price appreciates from the value on the date the options were granted. The use of stock options is intended to focus executives on the enhancement of shareholder value over the long-term and to encourage equity ownership in the Company.

Other Executive Compensation

  Subject to certain restrictions, the Company provides programs to executive officers that are also available to other Company employees, including a 401(k) plan with certain Company matching, an employee stock purchase program permitting employees to purchase Company stock at a discount, certain health club and transportation subsidies, medical, dental and vision benefits, and a
Section 125 plan.

Compensation of the Chief Executive Officer

  In fiscal year 1997 and consistent with the general procedures described above, Mr. Jaech's annualized base salary was increased to $150,000 to reflect the Company's outstanding performance, resulting in a base pay closer to median base salary earnings for chief executive officers of peer group companies.

  For the Company's Chief Executive Officer, the target bonus award was 30% of base salary. The actual percentage to be paid was subject to adjustment above or below the target, based on both Company and individual performance. Consistent with the Company's philosophy of providing incentives for and rewarding exceptional performance, Mr. Jaech also received a bonus payment under the Management Incentive Bonus Plan equal to 69% of his base salary because the Company's performance in fiscal year 1997 exceeded the target performance levels specified in the plan and Mr. Jaech's performance exceeded expectations.

  The Committee recognizes that Mr. Jaech is one of the Company's founders and is also one of its largest shareholders. Because of his large share ownership, to date Mr. Jaech has declined any stock option grants, although he may receive stock option grants in the future.

Policy With Respect to the $1 Million Deduction Limit

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the federal corporate income tax deduction for compensation paid to executive officers named in the summary compensation table in the proxy statement of a public company to $1 million, unless the compensation is "performance-based compensation" or qualifies under certain other exceptions. The Committee intends to qualify executive compensation for deductibility under
Section 162(m) to the extent consistent with the best interests of the Company. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Company may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m); deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation.

Conclusion

  The Committee believes these executive compensation policies and programs serve the interests of shareholders and the Company effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future success, thereby enhancing the value of the Company for the shareholders' benefit.


                         The Compensation Committee of the Board of Directors

                         Tom Byers, Ph.D.
                         John R. Johnston
                         Douglas J. Mackenzie

COMPANY STOCK PRICE PERFORMANCE

  In accordance with SEC rules, the following performance graph compares the cumulative total shareholder return on the Company's Common Stock between November 10, 1995 (the date the Company's Common Stock commenced public trading) and October 3, 1997 (the end of the Company's 1997 fiscal year) with the cumulative total return of a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Company over the same period. The Company has selected the Nasdaq Stock Market
(US) Index for the broad equity index and the Hambrecht & Quist Computer Software Index as an industry standard. The stock price information shown on the graph below is not necessarily indicative of future price performance.

         COMPARISON OF CUMULATIVE TOTAL RETURN AMONG VISIO CORPORATION, NASDAQ STOCK MARKET (US) INDEX, AND H&Q COMPUTER SOFTWARE INDEX


                       [PERFORMANCE GRAPH APPEARS HERE.]


                                              NOVEMBER 10, 1995    SEPTEMBER 27, 1996    OCTOBER 3, 1997
                                              -----------------    ------------------    ---------------
Visio Corporation...........................         $100                  $270                $497
Nasdaq Stock Market (US) Index..............          100                   116                 159
H&Q Computer Software Index.................          100                   117                 152

Notes:
(1) The performance graph assumes that $100 was invested in the Company's Common Stock and in each Index on November 10, 1995.

(2) The total return for each of the Company's Common Stock, the Nasdaq Stock Market (US) Index and the H&Q Computer Software Index assumes the reinvestment of dividends, although dividends have not been declared on the Company's Common Stock. Historical returns are not necessarily indicative of future performance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries.

CHANGE-IN-CONTROL ARRANGEMENTS

  In the event of a "Corporate Transaction" as defined in the Company's 1995 Long-Term Incentive Compensation Plan in which Mr. Gordon's employment is terminated without cause within 12 months of such Corporate Transaction or is continued in a position other than Chief Financial Officer, then that number of the stock options initially granted to Mr. Gordon such that 130,000 of such options would have been fully vested as of the effective date of such Corporate Transaction shall automatically accelerate and become exercisable in full immediately prior to such Corporate Transaction. There are no such acceleration provisions in any other awards to the Named Executive Officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the National Association of Securities Dealers. Such officers, directors and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of copies of such reports received or written representations from certain reporting persons, the Company believes that all
Section 16(a) filing requirements applicable to its officers, directors and 10% shareholders during the 1997 fiscal year were timely made.

                                   PROPOSAL 2

    APPROVAL OF AN AMENDMENT TO THE 1995 LONG-TERM INCENTIVE COMPENSATION
                         PLAN, AS AMENDED AND RESTATED

  In 1995, the shareholders approved the 1995 Long-Term Incentive Compensation Plan (as amended and restated, the "1995 Plan"). The Company is presently authorized to issue 900,000 shares of Common Stock upon the exercise of options
granted under the 1995 Plan.   The shareholders will be requested at the annual
meeting to approve an amendment to the 1995 Plan, which will increase by 3,000,000 the number of shares that may be issued under the 1995 Plan. The purpose of the 1995 Plan is to promote the Company's success by aligning employee financial interests with long-term shareholder value. The Board believes that the number of shares remaining available for issuance will be insufficient to achieve the purpose of the 1995 Plan over the term of such plan unless the additional shares are authorized. A copy of the proposed 1995 Plan, as amended, may be obtained upon written request to the Company's Investor Relations Department at the address listed on page 18.

DESCRIPTION OF THE AMENDED AND RESTATED 1995 PLAN

  The following is a summary of the principal provisions of the proposed 1995 Plan, and is subject to and qualified by reference to the 1995 Plan.

  Purpose.   The purpose of the 1995 Plan is to enhance the long-term
profitability and shareholder value of the Company by offering stock-based incentives and rewards (the "Awards") to those employees, officers, consultants and agents of the Company and its subsidiaries who are key to the growth and success of the Company, to encourage them to continue to provide services to the Company and its subsidiaries and to encourage them to acquire and maintain stock ownership in the Company.

  Administration.   The 1995 Plan is administered by a committee or committees of the Board of Directors (the "Plan Administrator") that has been authorized by the Board of Directors to do so. All members of the Plan Administrator serve for such terms as the Board of Directors determines and are appointed and may be removed by the Board of Directors. In addition to the power with respect to the grant of Awards described elsewhere hereunder, the Plan Administrator is authorized to administer and interpret the 1995 Plan, subject to its express provisions and to make all determinations necessary or advisable for the administration of the 1995 Plan.

  Shares Subject to the 1995 Plan. The number of shares of Common Stock subject to the 1995 Plan as of December 31, 1997 (assuming the increase of 3,000,000 shares and including the number of shares which become available for issuance under the 1990 Stock Option Plan (the "1990 Plan")) was 6,081,451 except that any shares of Common Stock that, subsequent to December 31, 1997, become available for issuance under the 1990 Plan in accordance with its terms as in effect on such date and that are not issued under the 1990 Plan shall be added to the aggregate number of shares available for issuance under the 1995 Plan. Any unpurchased shares of Common Stock subject to Awards granted under the 1995 Plan that expire or terminate without shares of Common Stock having been issued in connection therewith may be used for subsequent grants under the 1995 Plan. As of December 31, 1997, 2,548,011 shares of Common Stock were issuable pursuant to stock options outstanding under the 1995 Plan and 533,440 shares of Common Stock were available for grant. To date, no stock appreciation rights, stock awards or performance awards have been granted under the 1995 Plan.

  Limitations.   Subject to adjustment from time to time, not more than an
aggregate of 420,000 shares of Common Stock shall be available for issuance pursuant to grants of stock awards, performance awards or other stock-based awards under the 1995 Plan. Subject to adjustment from time to time, not more than 150,000 shares of Common Stock may be made subject to Awards under the 1995 Plan to any individual participant in the aggregate in any one fiscal year of the Company, except that the Company may make additional one-time grants of up to 400,000 shares to newly hired participants, such limitation to be applied in a manner consistent with the requirements of, and only to the extent for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code. No performance awards having an aggregate maximum dollar value in excess of $300,000 shall be granted to any individual participant in any one fiscal year of the Company, such limitations to be applied in a manner consistent with the requirements of, and to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m).

  Persons Who May Participate.   Awards may be granted under the 1995 Plan to
those officers, directors and key employees of the Company and its subsidiaries as the Plan Administrator from time to time selects; provided, however, that directors who are not also employees may not be awarded incentive stock options. Awards may also be made to consultants and agents who provide services to the Company and its subsidiaries.

  Types of Awards.   Awards granted under the 1995 Plan may include, but are not limited to, incentive stock options ("ISOs") intended to meet all of the requirements of an "Incentive Stock Option" as defined in Section 422 of the Code, nonqualified stock options ("NSOs"), stock appreciation rights ("SARs"), stock awards (including restricted stock), performance awards, and other stock-based awards. Awards may be made singly, in combination or in tandem so that the settlement or payment of one automatically reduces or cancels the other. Awards may also be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for, grants or rights under any other employee or compensation plan of the Company or in substitution for, or by the assumption of, awards issued under plans of an acquired entity. Each Award granted under the 1995 Plan must be evidenced by an agreement (an "Agreement") duly executed on behalf of the Company. Each Agreement will comply with and be subject to the terms and conditions of the 1995 Plan. Any Agreement may contain such other terms, provisions and conditions not inconsistent with the 1995 Plan as may be determined by the Plan Administrator.

Terms and Conditions of Awards.

  Stock Option Grants.   The option price for each option granted under the 1995
Plan will be determined by the Plan Administrator, but will be not less than 100% of the Common Stock's fair market value on the date of grant with respect to ISOs and not less than 85% of fair market value with respect to NSOs. For purposes of the 1995 Plan, "fair market value" means the average of the high and low per share trading prices for the Common Stock as reported by the Nasdaq National Market for a single trading day. As of December 26, 1997, the closing market price for the Company's Common Stock as reported by the Nasdaq National Market was $36.75 per share. The exercise price for shares purchased under options must be paid in cash, except that the Plan Administrator may authorize payment in cash and/or already owned Common Stock, a promissory note, delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, or such other consideration as the Plan

Administrator may specify. The optionee must pay to the Company applicable withholding taxes upon exercise of the option as a condition to receiving the stock certificates. The option term will be fixed by the Plan Administrator. Each option will be exercisable pursuant to a vesting schedule determined by the Plan Administrator. The Plan Administrator will also determine the circumstances under which an option will be exercisable in the event the optionee ceases to provide services to the Company or one of its subsidiaries. If not so established, options generally will be exercisable for three years after termination of services as a result of retirement, early retirement at the Company's request, disability or death and for three months after all other terminations. An option will not be exercisable if the optionee's services are terminated for cause, as defined in the 1995 Plan.

  SARs.   A SAR gives its holder the right to receive an appreciation distribution from the Company equal to the difference between the value of the Common Stock subject to the right at the time of exercise and the exercise price of the right. For SARs granted in tandem with options, the exercise price will be the same as the option exercise price. For other SARs, the exercise price will be as determined by the Plan Administrator, but will not be less than 85% of the fair market value of the Common Stock on the date the SAR was granted. The appreciation distribution will be paid in shares of Common Stock or cash or any combination of shares and cash, as the Plan Administrator may determine. Unless otherwise provided by the Plan Administrator, the provisions of the 1995 Plan regarding exercisability of options after the termination of services shall apply equally, to the extent applicable, to SARs.

  Stock Awards.   The Plan Administrator is authorized to make awards of Common
Stock on such terms and conditions and subject to such restrictions, if any (whether based on performance standards, periods of service or otherwise), as the Plan Administrator may determine. Restrictions may include repurchase or forfeiture rights in favor of the Company.

  Performance Awards.   Performance awards may be denominated in cash, shares of
Common Stock or any combination thereof. The Plan Administrator is authorized to determine the nature, length and starting date of the performance period for each performance award and the performance objectives to be used in valuing performance awards and determining the extent to which such performance awards have been earned. Performance objectives and other terms may vary from person to person and between groups of persons. Performance objectives will be based on profits, profit growth, profit-related return ratios, cash flow or total shareholder return, whether applicable to the Company or any relevant subsidiary or business unit, comparisons with competitor companies or groups and with stock market indices, or any combination thereof, as the Plan Administrator may deem appropriate. Additional performance measures may be used to the extent their use would comply with the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code. The Plan Administrator will determine for each performance award the range of dollar values or number of shares of Common Stock, or a combination thereof, to be received at the end of the performance period if and to the extent the relevant measures of performance for the performance awards are met. The earned portion of a performance award may be paid currently or on a deferred basis with such interest or earnings equivalent as may be determined by the Plan Administrator. The Plan Administrator may adjust the performance goals and measurements applicable to performance awards to take into account changes in law and accounting and tax rules and to make such adjustments as the Plan Administrator deems necessary or appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances, except that, to the extent required for compliance with the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code, no adjustment may be made that would result in an increase in the compensation of any person whose compensation is subject to such limitation for the applicable year. The Plan Administrator also may adjust the performance goals and measurements applicable to performance awards and thereby reduce the amount to be received by any holder pursuant to such awards if and to the extent the Plan Administrator deems it appropriate. The Plan Administrator will determine the circumstances under which a performance award will be payable if a person ceases to provide services to the Company. If not so established, a pro rata payment will be made at the end of the performance period if the termination of services is a result of retirement, early retirement at the Company's request, disability or death. A termination of services for any other reason will result in forfeiture of the performance award unless otherwise determined by the Plan Administrator.

  Other Stock-Based Awards.   The Plan Administrator may grant other stock-based
Awards under the 1995 Plan pursuant to which shares of Common Stock are or may in the future be acquired, or Awards denominated in stock units, including Awards valued using measures other than market value. Such other stock-based Awards may be granted alone or in addition to or in tandem with any Award of any type granted under the 1995 Plan and must be consistent with the 1995 Plan's purpose.

  Loans, Loan Guarantees and Installment Payments.   To assist a person
(including a person who is an officer or director of the Company) in acquiring shares of Common Stock pursuant to an Award granted under the 1995 Plan, the Plan Administrator may authorize (a) the extension of a loan to the person by the Company, (b) the payment by the person of the purchase price, if any, of the Common Stock in installments, or (c) the guarantee by the Company of a loan obtained by the person from a third party. The terms of any loans, installment payments or guarantees, including the interest rate and terms of repayment, will be subject to the Plan Administrator's discretion, and may be granted with or without security.

  Transferability.   No option, SAR, performance award, or other stock-based
award will be assignable or otherwise transferable other than by will or the laws of descent and distribution and, during the person's lifetime, may be exercised only by the person, except, in the Plan Administrator's sole discretion, to the extent permitted by Section 422 of the Code.

  Amendment and Termination of the 1995 Plan.   The 1995 Plan may be terminated,
modified or amended by the shareholders of the Company. The Company's Board of Directors may also terminate the 1995 Plan, or modify or amend it, subject to shareholder approval in certain instances, as set forth in the 1995 Plan. No ISOs may be granted under the 1995 Plan 10 years after the date the 1995 Plan is adopted by the Board of Directors.

Capital Adjustments.

  Adjustment of Shares.   In the event of any changes in the outstanding stock
of the Company by reason of stock dividends, stock splits, spin-offs, combinations or exchanges of shares, recapitalizations, mergers, consolidations, distributions to shareholders other than a normal cash dividend, or other changes in the Company's corporate or capital structure, the Plan Administrator, in its sole discretion, shall make any equitable adjustments as it deems appropriate in (a) the maximum number and class of securities subject to the 1995 Plan, and (b) the number and class of securities subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor.

  Corporate Transaction.   In the event of certain mergers or consolidations or
a sale of substantially all the assets or a liquidation of the Company, each option, SAR or stock Award that is at the time outstanding will automatically accelerate so that each such Award shall, immediately prior to such corporate transaction, become 100% vested, except that such Award will not so accelerate if and to the extent: (a) such Award is, in connection with the corporate transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable Award for the purchase of shares of the capital stock of the successor corporation or its parent corporation, (b) such Award is to be replaced with a cash incentive program of the successor corporation that preserves the spread existing at the time of the corporate transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Award, or (c) the acceleration of such Award is subject to other limitations imposed by the instrument evidencing the Award. Any such Awards that are assumed or replaced in the corporate transaction and do not otherwise accelerate at that time shall be accelerated in the event the Participant's employment or services should subsequently terminate within two years following such corporate transaction, unless such employment or services are terminated by the Company for cause or by the Participant voluntarily without good reason.

  Further Adjustment of Awards.   The Plan Administrator shall have the
discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to Participants, with respect to Awards. Such authorized action may include (but is not limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, payment or settlement or lifting restrictions, differing methods for calculating payments or settlements, alternate forms and amounts of payments and settlements and other modifications, and the Plan Administrator may take such actions with respect to all Participants, to certain categories of participants or only to individual participants. The Plan Administrator may take such actions before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation or change in control that is the reason for such action.

  Federal Income Tax Consequences.   The federal income tax consequences to the
Company and to any person granted an Award under the 1995 Plan under the existing applicable provisions of the Code and the regulations thereunder are substantially as follows.

  NSOs.   No income will be recognized by a Participant upon the grant of an
NSO. On the exercise of an NSO, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares acquired over the option price. Upon a later sale of those shares, the optionee will have short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the tax basis of the shares sold. If payment of the option price is made entirely in cash, the tax basis of the shares will be equal to their fair market value on the exercise date (but not less than the option price), and the shares' holding period will begin on the day after the exercise date. If the optionee uses already-owned shares to exercise an option in whole or in part, the transaction will not be considered to be a taxable disposition of the already-owned shares. The optionee's tax basis and holding period of the already-owned shares will be carried over to the equivalent number of shares received upon exercise. The tax basis of the additional shares received upon exercise will be the fair market value of the shares on the exercise date (but not less than the amount of cash, if any, used in payment), and the holding period for such additional shares will begin on the day after the exercise date.

  ISOs.   The same rules apply to an ISO that is exercised more than three months after the optionee's termination of employment (or more than 12 months thereafter in the case of permanent and total disability, as defined in the
Code). Upon the exercise of an ISO during employment or within three months after the optionee's termination of employment (or within 12 months thereafter in the case of permanent and total disability, as defined in the Code), for regular tax purposes the optionee will recognize no income at the time of exercise (although the optionee will have income for alternative minimum income tax purposes at that time as if the option were an NSO) and no deduction will be allowed to the Company for federal income tax purposes in connection with the grant or exercise of the option. If the acquired shares are sold or exchanged after the later of (a) one year from the date of exercise of the option and (b) two years from the date of grant of the option, the difference between the amount realized by the optionee on that sale or exchange and the option price will be taxed to the optionee as a long-term capital gain or loss. If the shares are disposed of before such holding period requirements are satisfied, then the optionee will recognize taxable ordinary income in the year of disposition in an amount equal to the excess, on the date of exercise of the option, of the fair market value of the shares received over the option price paid (or generally, if less, the excess of the amount realized on the sale of the shares over the option price), and the optionee will have capital gain or loss, long-term or short-term, as the case may be, in an amount equal to the difference between (i) the amount realized by the optionee upon that disposition of the shares and (ii) the option price paid by the optionee increased by the amount of ordinary income, if any, so recognized by the optionee.

  SARs.   A participant will not be deemed to receive any income at the time a
SAR is granted. When any part of a SAR is exercised, the participant will be deemed to have received ordinary income at the time of exercise in an amount equal to the then fair market value of the shares and any cash received for the surrender of the SAR.

  Stock Awards.   Upon the receipt of shares under stock awards subject to
vesting and similar restrictions, a participant will generally recognize taxable ordinary income when the shares cease to be subject to such restrictions under the 1995 Plan in an amount equal to the excess of the fair market value of the shares at that time over the amount, if any, paid for such shares. However, within 30 days after the date the shares are received, a participant may elect under Section 83(b) of the Code to recognize taxable ordinary income at the time of transfer in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. In that case no additional income will be recognized by a participant upon the lapse of restrictions on the shares, but, if the shares are subsequently forfeited, a participant may not deduct the income recognized at the time of receipt of the shares, and the participant will have a capital loss equal to the amount, if any, paid for such shares. Upon the receipt of shares under stock awards that are not subject to restrictions, other than restrictions on transfer, a participant will generally recognize taxable ordinary income at the time of such receipt. The participant's holding period for the shares will begin at the time taxable income is recognized under these rules, and the tax basis in the shares will be the amount of ordinary income so recognized plus the amount, if any, paid for the shares. Any dividends received on the restricted shares prior to the date the participant recognizes income as described above will be taxable ordinary income when received.

  Performance Share Awards.   Upon payment to a participant in settlement
pursuant to a performance share award, the participant will be deemed to have received ordinary income in an amount equal to the cash and/or the fair market value of Common Stock received. Special rules apply to a director or officer
subject to liability under Section 16(b) of the Exchange Act.   In all the
foregoing cases the Company will be entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income, subject to the following limitations. Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a limitation on deductibility for the Company. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the Company's Chief Executive Officer or any one of the other four most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation on deductibility. Options and SARs can qualify for this performance-based exception, but only if they are granted at fair market value, the total number of shares that can be granted to an executive for any period is stated, and shareholder and Board approval is obtained.
Restricted stock does not satisfy the definition of performance-based compensation unless the lapse of the restriction period is based on the attainment of specified performance goals approved by a company's shareholders. Restricted stock grants under the 1995 Plan will not satisfy the performance-based criteria. The option, SAR and performance award portions of the 1995 Plan have been drafted to allow compliance with those performance-based criteria.

BOARD RECOMMENDATION

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

                                   PROPOSAL 3

                    RATIFICATION OF APPOINTMENT OF AUDITORS

  The Board of Directors has appointed Ernst & Young LLP as the independent public auditors for the Company for fiscal year 1998, and recommends that the shareholders vote for ratification of such appointment. Ernst & Young LLP has audited the Company's financial statements since fiscal year 1993.

  Shareholder ratification of the appointment of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the appointment of Ernst & Young LLP for shareholder ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Board will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Board, in its discretion, may direct the appointment of a new independent accounting firm at any time during the fiscal year if the Board feels that such a change would be in the best interests of the Company and its shareholders.

   Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.


BOARD RECOMMENDATION

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3.

                                 OTHER BUSINESS

The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Shareholders. However, as to any other business which may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Wm. Kenneth McGraw

                                        Wm. Kenneth McGraw
                                        Corporate Counsel and Secretary


Seattle, Washington
January 9, 1998.


   A COPY OF THE COMPANY'S FORM 10-K REPORT FOR FISCAL YEAR 1997, CONTAINING
       INFORMATION ON OPERATIONS, FILED WITH THE SECURITIES AND EXCHANGE
            COMMISSION, IS AVAILABLE UPON REQUEST. PLEASE WRITE TO:

                         INVESTOR RELATIONS DEPARTMENT
                               VISIO CORPORATION
                                520 PIKE STREET
                                   SUITE 1800
                           SEATTLE, WASHINGTON  98101

                                    PROXY

                               VISIO CORPORATION
            520 PIKE STREET, SUITE 1800, SEATTLE, WASHINGTON  98101

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Jeremy A. Jaech and Theodore C. Johnson as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Visio Corporation held of record by the undersigned at the close of business on December 26, 1997 at the Annual Meeting of Shareholders to be held on February 25, 1998, or any adjournment or postponement thereof.

               (Continued and to be signed on the reverse side)

                                                                Please mark
                                                                your votes  [X]
                                                                as indicated

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

1.   ELECTION OF DIRECTORS:

FOR all nominees listed below (except as marked to the contrary below)  [ ]

WITHHOLD AUTHORITY to vote for all nominees listed below  [ ]

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below)

                        J. Jaech          T. Johnson
                        T. Alberg         T. Byers
                        J. Johnston       D. Mackenzie
                        S. Oki

2. PROPOSAL TO APPROVE THE AMENDMENT TO THE 1995 LONG-TERM INCENTIVE COMPENSATION PLAN, AS AMENDED AND RESTATED, TO INCREASE BY 3,000,000 THE NUMBER OF SHARES OF COMMON STOCK WHICH MAY BE ISSUED THEREUNDER.

                     FOR [ ]    AGAINST [ ]    ABSTAIN [ ]

3. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP as the Company's independent public auditors for the fiscal year ending September 30, 1998.

                     FOR [ ]    AGAINST [ ]    ABSTAIN [ ]

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

          PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

  Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date: _____________________, 1998


_________________________________
           Signature

_________________________________
    Signature if held jointly